Exhibit 99.1

Consent of

Robert N. Tidball

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 of FCA Acquisition Corp. (the “Company”), I hereby consent to being named, in the Registration Statement and any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission, as a director of the Company at such time as the Company’s common stock is listed on the Nasdaq National Market.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 31st day of March, 2005.

/s/ Robert N. Tidball
Robert N. Tidball